Exhibit 10.1

AMENDED AND RESTATED KNOW-HOW AND PATENT LICENSE AGREEMENT

THIS AMENDED AND RESTATED KNOW-HOW AND PATENT LICENSE AGREEMENT (this “Agreement”) is entered into by and among, Pinata Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Licensor”), Polomar Health Services, Inc. (f/k/a Trustfeed Corp.), a corporation organized under the laws of the state of Nevada (“Polomar”), and Polomar Specialty Pharmacy, LLC, a limited liability company organized under the laws of the state of Florida and a wholly-owned subsidiary of Polomar (“Pharmacy” collectively with Polomar, “Licensee”), and is effective as of January 9, 2025 (the “Effective Date”). Licensor and Licensee are sometimes hereinafter individually referred to as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, Licensor and Polomar previously entered into that certain Know-How and Patent License Agreement, dated as of June 29, 2024 (the “Original Agreement”); and

WHEREAS, Licensor and Polomar desire to amend and restate the Original Agreement to reflect certain changed conditions and new understandings between Licensor and Polomar, including adding Pharmacy as a party, as set forth herein; and

WHEREAS, this Amended and Restated Know-How and Patent License Agreement supersedes and replaces the Original Agreement and any and all amendments thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises made in this Agreement, the parties, intending to be legally bound hereby, agree to the terms and conditions as follows:

Article 1

Certain Definitions

As used herein, the following words and phrases shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including with correlative meaning, the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, and guidelines, including all applicable standards or guidelines promulgated by any applicable governmental authority (including cGCP, cGMP, and cGLP).

“Confidential Information” means any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “confidential” at the time it is delivered to the receiving party, or proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and the confidentiality of which is confirmed in writing within 30 calendar days by the disclosing party. Notwithstanding the foregoing, the parties’ obligations not to use or disclose “Confidential Information” of the other party shall not apply to any information that (a) was publicly available prior to the date of disclosure by the disclosing party; (b) that has been lawfully received by the receiving party from another source not under obligation of secrecy with respect to such information; or (c) that becomes publicly available not due to any breach of this Agreement by the receiving party.

“Improvements” means all technical ideas, discoveries, drawings, inventions, Confidential Information and/or Know-How, whether or not patentable, relating to the Products, Patents and/or Know-How.

“Know-How” means any and all Confidential Information, trade secrets, specifications, test results, analyses, data, technical information, processes, formulae, mixtures, compositions, delivery systems, designs, techniques, applications, ideas, concepts, inventions and methods, whether or not reduced to practice, relating to the manufacture or production of the Products, including, but not limited to, any of the foregoing that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application.

“Liabilities” means any and all claims, demands, suits, actions, investigations, prosecutions, settlements, judgments, fines, penalties, costs and expenses (including, but not limited to, court costs and attorney’s fees) arising out of or related to the manufacture, distribution, sale, commercial exploitation or use of the Products; provided, however, that the foregoing includes, but is not limited to, (a) claims that the Products fail or failed to meet any warranty, express or implied, or are or were defective in design, workmanship or manufacture, (b) claims for personal injury (including death) suffered, now or in the future, by any person involved in or in connection with the manufacture, distribution, sale, commercial exploitation or use of the Products; and (c) claims for damage to property (including damage to the property of either Licensee) suffered, now or in the future, by any person involved in or in connection with the manufacture, distribution, sale, commercial exploitation or use of the Products; provided, however, that the foregoing does not include claims that a Licensee’s use of the Licensed Intellectual Property or the manufacture, distribution, sale, commercial exploitation or use of the Products infringes any patent, trademark, trade secret or other intellectual property right unless such infringement directly and wholly results from a breach of this Agreement by Licensee or from a sale or use of Products that differs from the current practice of Licensor (as provided to Licensee in writing).

“Licensed Intellectual Property” means the Patents and Know-How, and all Improvement thereto.

“Licensors’ Knowledge” (and similar phrases) means the actual knowledge or reason to know, after due inquiry, of Licensor or its Affiliates during the three (3) year period prior to the Effective Date.

“Net Selling Price” means the retail sales price of the Products less any returns accepted for legitimate business purposes. In the event any sales of Products are made: (a) to a corporation, firm, association or organization that, or individual who, owns directly or indirectly a controlling interest in Licensee, or any parent or subsidiary corporation of Licensee, by stock ownership or otherwise, or (b) to a corporation, firm, association or organization in which Licensee, or any subsidiary or parent company of Licensee owns, directly or indirectly, a controlling interest by stock ownership or otherwise, or (c) to a corporation, firm, association or organization with which, or individual with whom, Licensee or any subsidiary or parent companies have any agreement, understanding, or arrangement (such as, among other things, an option to purchase stock, or an arrangement involving a division of profits or special rebates or allowances) without which agreement, understanding, or arrangement, prices paid by such corporation, firm, association, organization, or individual for the Products would be higher than the “Net Sales” reported by Licensee, or if such agreement, understanding, or arrangement results in extending to such corporation, firm, association, organization, or individual lower prices for Products than those charged to outside concerns buying similar merchandise in similar amounts and under similar conditions, then the royalties to be paid hereunder with respect to such Products will be based on the “Net Sales” price at which the purchaser of such Products so resells such Products. Where Products are not sold, but are otherwise disposed of, the “Net Sales” of such Products for the purposes of computing royalties will be the gross selling price at which Products of similar kind and quality, sold in similar quantities, are currently being offered for sale by Licensee.

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“Patents” means (a) all patents and patent applications identified on Schedule 2 hereto; (b) all other foreign and domestic patents and patent applications filed by, or assigned to, Licensor or any of its Affiliates subsequent to the date hereof and relating to the manufacture, distribution, supply or commercial exploitation of Products or any invention, method, process, formula, mixture, composition or delivery system having application to a Product, and all foreign and domestic patents issuing on any of the foregoing patent applications; (c) all applications of Licensor and its Affiliates claiming priority to the foregoing patents and patent applications; and (d) all continuations, continuations-in-part, divisions, reissues, reexaminations, additions, and renewals relating to the foregoing.

“Person” means a natural person, corporation, limited liability company, partnership or other entity.

“Products” means the products described in the attached Schedule 1, together with any new or replacement products, in each case manufactured within the scope of a Valid Claim or using the Licensor’s Know-How.

“Valid Claim” means (a) any claim of an issued Patent which has not been found to be invalid or unenforceable by a court of competent jurisdiction for which no appeal can be or has been taken; (b) any claim in a Patent application which has been pending before the U.S. Patent Office for less than three (3) years; and (c) any claim in any and all pending reissues, re-examinations, divisions, continuations in part, renewals, extensions and additions of or to any such Patent or Patent application.

“Territory” means the United States and its territories.

Article 2

License Grant and Services

2.1. License Grants.

(a) Licensor grants to Licensee, during the Term (as defined in Section 9.1 below), a non-exclusive, and non-transferable license for Products containing metformin, sumatriptan, semaglutide, liraglutide and sildenafil that may be existing or developed later under this License (as defined below), under Licensor’s and its Affiliates’ intellectual property rights, to practice, use and fully exploit the Patents and Know-How, and all Improvements thereto, free and clear of all liens, claims and encumbrances, for the purposes of (i) producing, manufacturing and supplying Products (subject to Section 3.3 below); and (ii) distributing, selling and commercially exploiting such Products (including compounded Products) throughout the Territory (the “License”).

(b) Within 30 business days after the date of this Agreement, Licensor shall deliver to Licensee copies of all Know-How that have been reduced to writing and the files of Licensor and its Affiliates relating to the Patents in Licensor’s or its Affiliates’ possession or control.

(c) Notwithstanding anything contained herein to the contrary, Licensor and its Affiliates (including its parent company, Altanine, Inc.) shall be permitted to use and/or exploit the Patents or Know-How or any Improvements thereto, in connection with (i) any clinical trials, bio-equivalency studies or related investigations involving humans or animals and (ii) any Investigatory New Drug Application or New Drug Application filed with the United States Food and Drug Administration (“FDA”), including any studies, tests or other investigations required by the FDA in connection therewith.

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Article 3

Consideration

3.1. Royalty Payments. As consideration for the License granted to Licensee herein, Licensee shall pay to Licensor a running royalty. Royalties shall be due and payable by Licensee to Licensor within 30 calendar days following the end of each quarter of the year during the Term.

3.2. Royalty. Royalties will be calculated based on Net Sales of Products as follows: 10% for Products containing metformin, 20% for Products containing semaglutide or liraglutide, and 15% for Products containing sumatriptan or sildenafil. Upon expiration of all Valid Claims for each Product, the parties hereto shall negotiate, in good faith, commercially viable revised royalties for each Product.

3.3. Audit Rights. During the Term and for three (3) years thereafter, Licensee agrees to keep all usual and proper records and books of account and all usual and proper entries relating to the Products. Records and books of account include, but are not limited to, information regarding the number of Products sold and the revenues generated from such sales. Licensor may cause an audit and/or inspection to be made of the applicable Licensee records in order to verify statements issued by Licensee and Licensee’s compliance with the terms of this Agreement. Any such audit shall be conducted by an independent certified public accountant selected by Licensor, and reasonably acceptable to Licensee. Such independent certified public accountant shall provide a summary of its findings regarding its verification of the statements by Licensee and Licensee’s compliance with the terms of this Agreement. Any audit and/or inspection shall be conducted during regular business hours at Licensee’s facilities with reasonable notice. Licensee agrees to provide Licensor’s designated audit or inspection team access to the relevant Licensee records. Licensee shall pay Licensor the full amount of any underpayment revealed by the audit plus interest at an annual rate of seven (7%) percent from the date such payments were due. Notwithstanding the foregoing, if such audit reveals an underpayment by Licensee of more than five percent (5%) for the period covered by the audit report, Licensee shall pay all of the fees and costs associated with such audit and the amount underpaid with interest at an annual rate of seven (7%) percent from the date such payment was due.

Article 4

Licensee Covenants

4.1. Licensee shall use the Licensed Intellectual Property in accordance with the terms of this Agreement.

4.2. Licensee shall promptly inform Licensor of any suspected misuse, misappropriation, theft, breach of confidence or patent infringement of the Licensed Intellectual Property by a third party of which it is aware.

4.3. At the written request of Licensor, Licensee shall apply any applicable patent number(s) or other indicia of the existence of a patent or patent application, if any, to the Products manufactured or distributed by Licensee, as reasonably directed by Licensor.

Article 5

Improvements; Intellectual Property Rights

5.1. Licensor shall advise each Licensee from time to time of any Improvements, whether or not patented, which Licensor or its Affiliates have developed or acquired the right to license. Such Improvements shall be deemed included in the License at the time they are conceived or acquired by Licensor or its Affiliates and shall be otherwise subject to the provisions of this Agreement.

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5.2. Except as provided in this Agreement, neither Licensee shall have any right, title or interest, express or implied, in and to the Licensed Intellectual Property, or any portion thereof.

5.3. Licensor has the right and authority, at its own expense, to undertake the preparation, filing, and prosecution (including managing any oppositions, interferences, reissue proceedings, reexaminations, and post-grant proceedings), as well as the maintenance of any Licensed Intellectual Property. Licensor will consult with and consider input from Licensee in these matters.

Article 6

Warranty; Warranty Disclaimer

6.1. Licensor represents and warrants that (a) Licensor has full right, power and authority to enter into and be bound by the terms and conditions of this Agreement, to bind its Affiliates to this Agreement, and to carry out its obligations hereunder, without the approval or consent of any other person; (b) there is no contract, agreement or understanding to which Licensor or its Affiliates are party, or by which any such party is bound, which if enforced, terminated or modified, would be in derogation of, contrary to, or adversely affect the rights and licenses granted to Licensee hereunder; (c) Licensor is the sole owner of all right, title and interest in and to the Licensed Intellectual Property throughout the Territory and have the right to grant the License to Licensee granted herein; (d) there is no action or investigation pending, or to Licensor’s Knowledge threatened, against Licensor or any Affiliate alleging that the manufacture, distribution, supply and/or commercial exploitation of Products by Licensor or its Affiliates, as currently conducted, infringes the patent or other intellectual property rights of a third party, or that, if adversely determined, would restrict or limit Licensor’s or its Affiliates’ right to enter into this Agreement and carry out their obligations hereunder, and, to the best of Licensor’s Knowledge, there is no basis for any such claim; (e) the Patents have been duly filed and issued in the Territory, have been properly maintained and are not subject to any pending legal challenge or opposition; and (f) the Licensed Intellectual Property constitutes all of the intellectual property rights of Licensor and its Affiliates that are necessary or useful in the manufacture and supply of the Products.

6.2. EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE 6, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PATENT WILL ISSUE BASED ON ANY PATENT APPLICATION WITHIN THE SCOPE OF THIS AGREEMENT.

6.3. Each party shall promptly notify the other party(ies) in writing of any uses that may be unauthorized uses or infringements of the Licensed Intellectual Property, which may come to such party’s attention. Licensor may take any and all actions necessary to prevent a particular unauthorized use or infringement of the Licensed Intellectual Property. Licensor shall have the first right to take, and to determine whether or not to take, any action(s) it deems appropriate in its sole discretion with respect to any unauthorized use or infringement of the Licensed Intellectual Property. In such event, Licensee agrees to cooperate with Licensor and to join in such action as a party plaintiff if requested to do so by Licensor and to give Licensor all needed information, assistance and authority to file and prosecute such action; provided that Licensor shall reimburse Licensee for all reasonable and documented out-of-pocket expenses incurred by Licensee in providing such assistance. Licensee shall have the right to prosecute any apparent infringement by a third person of the Licensed Intellectual Property that Licensor fails to prosecute at Licensee’s own expense and for its own benefit, with the right to seek reimbursement from Licensor if Licensor subsequently uses technology covered by the resulting patent. In such event, Licensor agrees to cooperate with Licensee and to join in such action as a party plaintiff if requested to do so by Licensee and to give Licensee all needed information, assistance and authority to file and prosecute such action.

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6.4. Licensor is responsible for filing, prosecuting, and maintaining registrations for the Patents within the Territory. Additionally, Licensor will undertake any other actions it deems, at its sole discretion, necessary or beneficial for safeguarding its own and Licensee’s rights in the Licensed Intellectual Property as per the Agreement. Licensee is required to assist Licensor in any administrative and legal processes related to the registration, defense, support, and protection of the Licensed Intellectual Property. This includes, but is not limited to, handling applications, maintenance, renewals, oppositions, cancellation actions, and infringement actions, as reasonably requested by Licensor and at Licensor’s expense. If Licensor chooses not to file a Patent application in any country or decides to abandon any pending application or granted Patent in any country, it must give adequate notice to Licensee. In such cases, Licensee reserves the right to file or maintain the Patent application or Patent at its own expense

Article 7

Limitation of Liability; Indemnification; Insurance

7.1. Licensor shall defend, indemnify and hold harmless Licensee and its affiliated companies and their respective officers, directors and employees from and against any and all Liabilities to the extent caused by, arising out of, attributable to or related to Licensor’s breach of its warranties under Section 6.1 or Licensor’s negligence or willful misconduct. Except as set forth in the immediately preceding sentence, Licensor’s liability and such Licensee’s sole and exclusive remedy under this Agreement with respect to any claim for any other breach of this Agreement by Licensor, or for any other matter related to this Agreement or the Licensed Intellectual Property (including Licensee’s practice thereof) (whether such claim is based upon contract; tort, including negligence; strict liability; statute or otherwise) is limited to the direct damages suffered by such Licensee with respect to the matters forming the basis for such claim in an amount that will not exceed the Royalties paid or payable under this Agreement.

7.2. Licensee will defend, indemnify and hold harmless Licensor and its affiliated companies and their respective officers, directors and employees from and against any and all Liabilities arising after the Effective Date, except to the extent caused by, arising out of, attributable or related to Licensor’s breach of its warranties under Section 6.1 or Licensor’s negligence or willful misconduct. Licensee’s liability and Licensor’s sole and exclusive remedy with respect to any claim for any other breach of this Agreement by Licensee, or for any other matter related to this Agreement or the Licensed Intellectual Property (including Licensor’s practice thereof) (whether such claim is based upon contract; tort, including negligence; strict liability; statute or otherwise) is limited to the direct damages suffered by Licensor with respect to the matters forming the basis for such claim in an amount that will not exceed the Royalties paid or payable under this Agreement.

7.3. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST PROFITS.

7.4. Any indemnitee that intends to claim indemnification under this Article 7 shall promptly notify the indemnifying party in writing of any loss, claim, damage, liability or action in respect of which such indemnitee intends to claim such indemnification, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, to assume the defense thereof. The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld. At the request of the indemnifying party, such indemnitees shall cooperate fully with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

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7.5. At all times during the Term, Licensee shall maintain general liability and product liability insurance in an amount not less than two million dollars ($2,000,000) and shall name Licensor as an “additional insured” under all such insurance policies.

Article 8

Confidentiality

8.1. Each party agrees that it will not, directly or indirectly, use or disclose during the Term hereof or for five (5) years subsequent to the termination of this Agreement for any reason, any Confidential Information of the other party to any other person, except to the extent permitted under this Agreement or necessary in the performance of this Agreement and pursuant to appropriate third-party confidentiality agreements or to the receiving party’s attorneys, accountants and advisors as may be necessary in connection with this Agreement who have been and will be instructed to maintain its confidentiality.

8.2. Each party hereto may use or disclose Confidential Information of the other party to the extent that such use or disclosure is reasonably necessary in filing or prosecuting patent applications contemplated hereby, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise exercising rights hereunder, provided that if a party is required to make any such disclosure of another party’s Confidential Information, it will do so pursuant to confidentiality agreements (except in the case of patent applications).

8.3. Nothing herein shall prevent either party from disclosing Confidential Information in response to any form of validly issued legal process or investigative demand calling for the disclosure of such Confidential Information, provided that such party shall, when served with such process or demand and where possible, give prompt notice to the other party of the process or demand sufficiently in advance of the requested disclosure to permit the other party to oppose the process or demand, if appropriate, or to seek to condition any such disclosure upon the entry of a suitable agreement or protective order respecting the confidentiality of the Confidential Information to be disclosed.

Article 9

Term; Effect of Termination; Survival

9.1. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless terminated as provided herein, shall be perpetual. This Agreement shall be subject to termination prior to the end of the Term as follows:

(a) Either party may terminate this Agreement upon written notice to the other party if the other party commits a material breach of its obligations under this Agreement and fails to cure such breach within 30 calendar days following receipt of written notice of breach from the non-breaching party; provided, however, if the breach is such that it cannot reasonably be cured within 30 calendar days, the non-breaching party shall have such additional time as may be reasonably required to cure such breach, provided it promptly commences to cure the breach and proceeds diligently therewith until cured; or

(b) At any time upon 180 calendar days prior written notice by Licensee or Licensor.

9.2. Upon termination of this Agreement, Licensee may, nonetheless, and subject to the royalty provisions set forth herein, dispose of inventory of Products, complete any Products in the process of manufacture or production, and utilize materials then on order to manufacture Products for sale. Except as provided in this Section 9.2, upon termination of this Agreement, Licensee will cease all use of the Licensed Intellectual Property, and will immediately return (or destroy at Licensor’s request) all Confidential Information of Licensor then in its possession.

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9.3. All Improvements, whether patentable or not, are and, after termination of this Agreement, shall (a) remain the property of Licensor insofar as the same were conceived, made and developed solely by Licensor prior to, or in performance of, this Agreement; and (b) be the property of Licensee insofar as the same were conceived, made and developed by Licensee prior to, or in performance of, this Agreement or jointly by Licensor and Licensee in the performance of this Agreement.

9.4. The provisions of Article 6 through Article 10 will survive any termination or expiration of this Agreement.

Article 10

Miscellaneous

10.1. Neither party nor any of their Affiliates will be required by this Agreement to take or omit to take any action in contravention of any Applicable Law, including any applicable national and international pharmaceutical industry codes of practices. Without limiting the foregoing, and notwithstanding any other provision of this Agreement, neither party nor any of their Affiliates shall be required to promote or otherwise commercialize a Product, or incur any expense in connection with any activity under this Agreement, that it reasonably believes, in good faith, may violate any Applicable Law (including any applicable national and international pharmaceutical code of practice) or “corporate integrity” or similar agreement with any governmental authority to which it is a party.

10.2. Nothing in this Agreement is intended to create any agency, employment, partnership or other legal relationship between the parties. The parties intend to remain as independent contractors and neither has authority to bind the other. Each party is solely responsible for the hiring, firing, promotion, compensation, benefits and other terms and conditions of employment of its employees.

10.3. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than successors and permitted assigns of the parties.

10.4. If any provision of this Agreement is or becomes invalid or illegal in whole or in part, such provision shall be deemed amended to, as nearly as possible, be consistent with the intent expressed herein and if such is impossible, the offending provision shall be deemed stricken from this Agreement without invalidating any of the remaining provisions. In the event that such offending provision is stricken and results in a contract that is inconsistent with the intentions of the parties, then either party may terminate this Agreement effective immediately upon written notice.

10.5. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, three business days after the date of mailing. For the purposes hereof, the addresses, telephone numbers and facsimile numbers of the parties (until notice of a change thereof, served as provided in this Section 10.5) are as follows:

Licensee:	Polomar Health Services, Inc.
10940 Wilshire Boulevard #1500
Los Angeles, CA 90024
Attention: CEO

Licensor:	Pinata Holdings, Inc.
1710 Whitney Mesa Rd
Henderson, NV 89014
Attention: CEO

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10.6. This Agreement and any rights hereunder shall not be waived, released, abandoned, discharged, changed or modified in any manner except by an instrument in writing signed by the party to be bound. The failure of a party to enforce any of the provisions of this Agreement at any time shall in no way be construed to be a waiver of such provision, nor affect the validity of this Agreement or such provision or limit the right of the party thereafter to enforce this Agreement or such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10.7. This Agreement shall not be assigned or transferred by either party to this Agreement without the prior written consent of the other parties, except that this Agreement may be assigned by either party to an Affiliate or successor without such consent.

10.8. This Agreement, including Schedule 1 attached hereto is the entire agreement among the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to the subject matter. This Agreement may be amended, modified or supplemented only by the written agreement of the parties.

10.9. Licensee shall not be liable to Licensor for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts of God, acts of governments, wars, riots, strikes, terrorist attack, mass accidents in transportation, or other causes beyond the reasonable control of Licensee.

10.10. The captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope and intent of this Agreement or any provision hereof.

10.11. Except as otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

10.12. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement.

10.13. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law rule which may direct the application of the laws of another jurisdiction. Notwithstanding the foregoing, each party has the right to seek temporary or permanent injunctive or other similar relief in any court or other authority of competent jurisdiction in the event that the party would suffer irreparable harm during the period a dispute or claim is being resolved.

Signatures appear on the following page

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

PINATA HOLDINGS, INC.

/s/ George Hornig
By: George Hornig
Its: Chief Executive Officer

POLOMAR HEALTH SERVICES, INC.

/s/ Terrence M. Tierney
By: Terrence M. Tierney
Its: President

POLOMAR SPECIALTY PHARMACY, LLC

/s/ Terrence M. Tierney
By: Terrence M. Tierney
Its: Manager

SCHEDULE 1

PRODUCTS

1.	Metformin Gummy

2.	Inhaled Sildenafil

3.	Inhaled Sumatriptan

4.	Oral GLP-1 Capsule (Semaglutide or Liraglutide)

5.	Inhaled (oral and/or intranasal) GLP-1 (Semaglutide or Liraglutide)

Schedule 1-1

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